Exhibit 99.1

LEVI
STRAUSS
   & Co.
  NEWS
1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Moira Conlon Abernathy MacGregor Group (213) 630-6550

Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-3317
Levi Strauss & Co. Completes Tender Offer and
Solicitation of Consents for its 12.25% Senior Notes Due 2012
SAN FRANCISCO (October 18, 2007) — Levi Strauss & Co. announced today that it has completed its previously announced tender offer for any and all of its $525.0 million outstanding aggregate principal amount of 12.25% Senior Notes due 2012 (the “Notes”) and related consent solicitation.
A total of $506.2 million (or approximately 96.4%) of the outstanding aggregate principal amount of the Notes were tendered prior to the expiration date of midnight, New York City time, on October 17, 2007. The company has accepted for purchase all Notes tendered pursuant to the tender offer and consent solicitation, resulting in a total payment (including amounts previously paid in connection with the tender offer) of $563.7 million, including approximately $20.0 million in accrued and unpaid interest and $15.2 million in consent payments, to holders of the Notes.
The company has retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) as a dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse at 212-325-4951 (collect).
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